Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-194575 on Form N-2 of our report dated October 29, 2013, relating to the consolidated financial statements and financial highlights of BlackRock Limited Duration Income Trust and subsidiary (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2013, and to the references to us under the headings “Item 4. Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 30, 2014